UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2019
 Progress Software Corporation
(Exact name of registrant as specified in its charter)

Commission file number: 0-19417

Delaware	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2019, Progress Software Corporation (“Progress”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, Bank of America, N.A., Citibank, N.A., Silicon Valley Bank, Santander Bank, N.A. and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., as Sole Bookrunner and Sole Lead Arranger, providing for a $301.0 million secured term loan and a $100.0 million secured revolving credit facility, which may be made available in U.S. Dollars and certain other currencies. The revolving credit facility may be increased by up to an additional $125.0 million if the existing or additional lenders are willing to make such increased commitments. This new credit facility replaces Progress’s existing secured credit facility dated November 20, 2017, by and among Progress, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, as described below in Item 1.02 “Termination of a Material Definitive Agreement.”

The new term loan was used to partially fund Progress’s acquisition of Ipswitch, Inc., as described below in Item 2.01 “Completion of Acquisition or Disposition of Assets.” The amount of the term loan outstanding under the existing secured credit facility was incorporated into the amended and restated credit facility.

The revolving credit facility has sublimits for swing line loans up to $25.0 million and for the issuance of standby letters of credit in a face amount up to $25.0 million. Progress expects to use the revolving credit facility for general corporate purposes, which may include the acquisitions of other businesses, and may also use it for working capital.

Interest rates for the term loan and revolving credit facility are determined by reference to a Eurocurrency rate or a base rate at the option of Progress and would range from 1.50% to 2.00% above the Eurocurrency rate for Eurocurrency-based borrowings or would range from 0.50% to 1.00% above the defined base rate for base rate borrowings, in each case based upon Progress’s leverage ratio. Additionally, Progress may borrow certain foreign currencies at rates set in the same range above the respective London interbank offered interest rates for those currencies, based on Progress’s leverage ratio. Progress will incur a quarterly commitment fee on the undrawn portion of the revolving credit facility, ranging from 0.25% to 0.35% per annum, based upon Progress’s leverage ratio. At closing of the revolving credit facility, the applicable interest rate and commitment fee are at the second lowest rate in each range.

The credit facility matures on April 30, 2024, when all amounts outstanding will be due and payable in full. The revolving credit facility does not require amortization of principal. The term loan requires repayment of principal at the end of each fiscal quarter, beginning with the fiscal quarter ending August 31, 2019. The first four payments are in the principal amount of $1.88 million each, the following four payments are in the principal amount of $3.76 million each, the following four payments are in the principal amount of $5.64 million each, the following four payments are in the principal amount of $7.52 million each, the following three payments are in the principal amount of $9.41 million each and the last payment is of the remaining principal amount. Any amounts outstanding under the term loan thereafter would be due on the maturity date. The term loan may be prepaid before maturity in whole or in part at Progress’s option without penalty or premium.

Revolving loans may be borrowed, repaid and reborrowed until April 30, 2024, at which time all amounts outstanding must be repaid. Accrued interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to Eurocurrency rate loans. Progress may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions and reimbursement of certain costs in the case of Eurocurrency rate loans.

Progress is the sole borrower under the credit facility. Progress’s obligations under the Credit Agreement are guaranteed by each of Progress’s material domestic subsidiaries and are secured by substantially all of the assets of Progress and such material domestic subsidiaries, as well as 100% of the capital stock of Progress’s domestic subsidiaries and 65% of the capital stock of Progress’s first-tier foreign subsidiaries, in each case, subject to certain exceptions as described in the Credit Agreement. Future material domestic subsidiaries of Progress will be required to guaranty Progress’s obligations under the Credit Agreement, and to grant security interests in substantially all of their assets to secure such obligations. The Credit Agreement generally prohibits, with certain exceptions, any other liens on the assets of Progress and its subsidiaries, subject to certain exceptions as described in the Credit Agreement.

In addition, swap obligations and banking services obligations (including treasury management services) are guaranteed and secured on the same basis as the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Progress and its subsidiaries’ ability to, among other things, grant liens, make investments, make acquisitions, incur indebtedness, merge or consolidate, dispose of assets, pay dividends or make distributions, repurchase stock, change the nature of its business, enter into certain transactions with affiliates and enter into burdensome agreements, in each case subject to customary exceptions for a credit facility of this size and type. Progress is also required to maintain compliance with a consolidated fixed charge coverage ratio, a consolidated leverage ratio and a consolidated senior secured leverage ratio.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all unpaid and overdue amounts (including principal, interest and fees) under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate or 2.00% above the defined base rate.

A copy of the Credit Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated by reference herein. The above descriptions of the new credit facility and the Credit Agreement are not complete and are qualified in their entirety by reference to the Credit Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

On April 30, 2019, Progress entered into the Credit Agreement described in Item 1.01, “Entry into a Material Definitive Agreement.” The Credit Agreement replaced the existing credit agreement dated November 20, 2017, by and among Progress, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto. The material terms of the existing credit agreement are set forth in Exhibit 10.1 of Progress’s Current Report on Form 8-K filed November 27, 2017 and are incorporated herein by reference. The credit agreement was to mature on November 20, 2022. There were no revolving loans and $116.0 million of term loan outstanding at the time of the termination of the prior credit agreement, which term loan was incorporated into the amended and restated credit facility.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2019, Progress completed its previously announced acquisition of all of the outstanding equity interests (the “Purchased Shares”) of Ipswitch, Inc. (“Ipswitch”) from Roger Greene (the “Seller”) pursuant to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of March 28, 2019, by and among Progress, Ipswitch and the Seller. The transactions contemplated by the Purchase Agreement are collectively referred to as the “Transactions”.

At the closing of the Transactions (the “Closing”), Progress acquired the Purchased Shares from the Seller for an aggregate purchase price of approximately $225.0 million, subject to certain customary adjustments as further described in the Purchase Agreement (the “Consideration”), which was paid in cash. Pursuant to the Purchase Agreement, $22.5 million of the Consideration was deposited into an escrow account to secure certain indemnification and other potential obligations of the Seller to Progress. The Seller also received an award of approximately $2.0 million in Progress restricted stock at Closing as consideration for the Seller entering into a three-year non-competition agreement as set forth in the Purchase Agreement. Progress partially funded the Consideration with $185.0 million of borrowings under the Credit Agreement. The remaining portion of the Consideration was funded with cash on hand. As a result of the Transactions, Ipswitch became a wholly-owned subsidiary of Progress.

The foregoing descriptions of the Purchase Agreement and the Transactions do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Progress on April 1, 2019 and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 1, 2019, Progress issued a press release announcing the consummation of the Transactions. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in or incorporated by reference into this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date for which Item 2.01 of this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date for which Item 2.01 of this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
2.1
Stock Purchase Agreement, dated March 28, 2019, by and among Progress Software Corporation, Ipswitch, Inc. and Roger Green (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 1, 2019).*

10.1
Second Amended and Restated Credit Agreement, dated as of April 30, 2019, by and among Progress Software Corporation, each of the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, N.A. and Citizens Bank, N.A., as Syndication Agents, and Bank of America, N.A., Citibank, N.A., Silicon Valley Bank, Santander Bank, N.A. and TD Bank, N.A., as Documentation Agents, and JPMorgan Chase Bank, N.A., as Sole Bookrunner and Sole Lead Arranger*

99.1	Press Release dated May 1, 2019
* Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and Progress agrees to furnish supplementally a copy of any omitted schedule to the staff of the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 1, 2019	Progress Software Corporation

		By:	/s/ STEPHEN H. FABERMAN
Stephen H. Faberman
Chief Legal Officer